UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  November 16, 2011

TONIX PHARMACEUTICALS HOLDING CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-150419	26-1434750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 Madison Avenue, Suite 306, New York, New York 10022
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 980-9155

Copy of correspondence to:

Marc J. Ross, Esq.
Harvey Kesner, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02.	Unregistered Sales of Equity Securities.

On November 16, 2011 we sold to certain investors (the “Purchasers”) for aggregate cash proceeds of $450,000, secured convertible debentures (the “Debentures”) in the principal face amount of $450,000 (the “Financing”).  The Debentures were sold to accredited investors pursuant to Rule 506 of Regulation D or non-U.S. Persons pursuant to Rule 903 of Regulation S of the Securities Act of 1933, as amended.

The Debentures mature on the earlier of (i) November 15, 2012 or (ii) the date of closing of a private placement of equity, equity equivalent, convertible debt or debt financing in which we receive gross proceeds, in one or more transactions, of at least $3,425,000 (a “Subsequent Financing”). The Debentures bear interest at 8% per annum and are convertible at the holder’s option into a Subsequent Financing. In the event that a Subsequent Financing has not occurred within 12 months from the date of issuance of the Debenture, the holder has the option to convert the Debenture into a number of shares of our common stock equal to 1% of our shares of common stock on a fully diluted basis for every $125,000 of Debentures (the “Conversion Shares”).  As of the date hereof, the Company is obligated on $2,075,000 face amount of Debentures issued to various Purchasers, which includes Debentures sold on October 7, 2011. The Debentures are a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of the Company.

In addition, upon conversion or repayment of the Debenture, the holder is entitled to receive, at the holder’s option, either (i) a warrant (the “Warrant”) to purchase such number of shares of common stock equal to the principal amount of the Debenture divided by the offering price in a Subsequent Financing (the “Warrant Shares”) or (ii) shares of our common stock equal to 33% of the principal amount of the Debenture divided by the offering price in a Subsequent Financing (the “Incentive Shares”). The Conversion Shares, Warrant Shares and Incentive Shares entitled to piggyback registration rights.

In connection with the Financing, we paid Seagate Advisors S.A. (“Seagate”), an offshore placement agent, a cash payment of $14,000, which represented an 8% commission of the gross proceeds delivered by Purchasers introduced by Seagate in the Financing. In addition, Seagate earned warrants to purchase shares of Common Stock equal to 9% of the gross proceeds delivered by Purchasers introduced by Seagate in the Financing divided by the purchase price per share in the Subsequent Financing. In the event that the Subsequent Financing has not occurred within 12 months from the date of issuance of the Debentures, Seagate will receive, in lieu of the warrants, shares of common stock equal to 9% of the number of shares of Common Stock such Purchasers introduced by Seagate in the Financing are entitled to receive upon conversion of their Debentures.

Pursuant to the Debentures and Warrants, no holder may convert or exercise such holder’s Debenture or Warrant if such conversion or exercise would result in the holder beneficially owning in excess of 4.99% of our then issued and outstanding common stock. A holder may, however, increase or decrease this limitation (but in no event exceed 9.99% of the number of shares of Common Stock issued and outstanding) by providing us with 61 days’ notice that such holder wishes to increase or decrease this limitation.

Pursuant to a Pledge and Security Agreement, by and among the Company, the Company’s Subsidiaries and the Purchasers, the Company and the Company’s subsidiaries granted the Purchasers a first priority lien on all assets owned by the Company and the Company’s subsidiaries. In addition, the Company’s subsidiaries executed a guaranty to guarantee the repayment of the Debentures.

ITEM 7.01	Regulation FD Disclosure.

The Company intends to utilize an investor presentation to conduct meetings with investors, stockholders and analysts and at investor conferences, and which the Company intends to place on its website, which may contain non-public information.  A copy of the presentation is filed as Exhibit 99.1.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is furnished pursuant to, and shall not be deemed to be "filed" for the purposes of, Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.  The information contained in Item 7.01 of this Current Report shall not be incorporated by reference into any registration statement or any other document filed pursuant to the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.  By filing this Current Report on Form 8-K and furnishing the information contained in this Item 7.01, including Exhibit 99.1, the Company makes no admission as to the materiality of any such information that it is furnishing.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

4.01	Form of 8% Secured Convertible Debenture, issued November 16, 2011 †

4.02	Form of Subscription Agreement, dated November 16, 2011 †

10.01
Form of Pledge and Security Agreement, dated as of November 16, 2011, by and among Tonix Pharmaceuticals Holding Corp. (formerly, Tamandare Explorations Inc.), Tonix Pharmaceuticals, Inc., Krele LLC and the investors †

10.02	Form of Subsidiary Guaranty, dated as of November 16, 2011, by and among Tonix Pharmaceuticals, Inc., Krele LLC and Sandor Capital Master Fund L.P., on behalf of the investors †

99.1	Corporate Presentation by the Company *

______

† Previously filed as exhibits to the Current Report on Form 8-K filed with the SEC on October 14, 2011.
* Furnished herewith.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TONIX PHARMACEUTICALS HOLDING CORP.

Date: November 16, 2011	By:	/s/ SETH LEDERMAN
Seth Lederman
President and Chief Executive Officer

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